Exhibit 10.1

Mueller Water Products, Inc.

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT is made and entered into as of the 2nd day of August, 2010, by and between Mueller Water Products, Inc., a Delaware corporation (“Company”), and Raymond Torok (“Executive”).

W I T N E S S E T H:

WHEREAS, Company and Executive entered into an Executive Employment Agreement effective as of September 15, 2008 (the “Agreement”), as amended by that certain Amendment to Employment Agreement, dated February 5, 2009;

WHEREAS, Executive has indicated a desire to take retirement from United States Pipe and Foundry Company LLC as soon as possible after the date that he is eligible for retirement under Company policy, but has indicated that he will (1) act in a transition capacity to support his replacement until September 30, 2010 and (2) accept employment as an executive with the Company, through September 30, 2011, and shall be scheduled to work a minimum of 30 hours per week;

WHEREAS, Company and Executive desire to amend the Agreement as set forth herein;

NOW, THEREFORE, Company and Executive, in consideration of the agreements, covenants and conditions herein, hereby agree as follows:

1. Capitalized terms used in this Second Amendment shall have the meanings assigned to such terms in the Agreement.

2. Section 2.a of the Agreement shall be deleted in its entirety and replaced with the following:

a.	Executive will serve as (i) Chairman, United States Pipe and Foundry Company LLC (“U.S. Pipe”) until September 30, 2010 and (ii) acting President of U.S. Pipe until a new President is hired by the Company. Executive will retire from all positions with U.S. Pipe effective September 30, 2010 and thereafter be employed as Senior Executive of the Company through September 30, 2011. Executive will at all times after the date hereof report to the Chief Executive Officer of the Company and Executive’s designated work location will be Birmingham, Alabama.

3. The first sentence of Section 2.b of the Agreement shall be deleted in its entirety and replaced with the following:

“Executive will be scheduled to work a minimum of thirty (30) hours per week as directed by the Chief Executive Officer of the Company.”

4. Sections 3.a, 3.b and 3.c of the Agreement shall be deleted in its entirety and replaced with the following:

a.	Executive’s base salary (“Salary”) will remain unchanged through September 30, 2010. Thereafter, Executive’s Salary will be $180,000 per year, payable in accordance with the Company’s regular payroll practices.

b.	Executive shall be entitled to any Bonus that accrues to him for the fiscal year ended September 30, 2010, provided he continues to be employed by the Company on the date of payment. Any bonus payable to Executive for periods after September 30, 2010 shall be paid at the discretion of the Compensation and Human Resources Committee of the Company.

c.	After October 1, 2010, any equity awards will be at the discretion of the Compensation and Human Resources Committee.

5. Section 3.d.ii shall be amended to add, at the end of the section, “provided that after retirement from U.S. Pipe, Executive shall not be entitled to participate in the U.S. Pipe Pension Plan for Salaried Employees.”

6. The definition of “Severance Benefits” in Section 5 of the Agreement shall be replaced with the following:

“Severance Benefits” consist of:

i.	Lump sum payment of unpaid Salary through September 30, 2011 and other benefits, including accrued but unused vacation pay and unreimbursed business expenses, accrued to the date of termination of employment and paid on the same basis as paid upon any voluntary termination of employment.

ii.	The Company will charge the Executive the active employee rate for healthcare coverage for 18 months after termination of employment, provided that Executive elects COBRA coverage within the COBRA election period. Executive may decline coverage at any time. If Executive declines coverage or becomes eligible for coverage by another employer, such coverage will cease and Executive may not become covered by Company coverage again.

iii.	Notwithstanding anything to the contrary herein, if Executive is a “specified employee” under Section 409A of the Code, then any payment(s) to the Executive described in this Agreement that (A) constitute “deferred compensation” to an Executive under Section 409A; (B) are not exempt from Section 409A; and (C) are otherwise payable within 6 months after Executive’s separation from service (within the meaning of Section 409A of the Code) shall instead be made on the date 6 months and 1 day after such separation from service, and such payment(s) shall be increased by an amount equal to interest on each such payment(s) at a rate of interest equal to the Federal Funds Rate in effect as of the date of termination of employment from the date on which such payment(s) would have been made in the absence of this provision and the payment date described in this sentence. The Federal Funds Rate shall mean the “Federal Funds Rate” as issued in the Money Rates column of The Wall Street Journal on the date prior to the calculation of any interest under this Agreement.

After September 30, 2011, Executive shall be an at will employee of the Company.

7. The following shall be added at the end of Article I, Section 3(d) of the Agreement as follows:

“Effective October 1, 2010, Executive shall not be eligible to participate in any pension or profit sharing plan of U.S. Pipe or the Company. Executive shall be eligible to participate in any pension, profit sharing, health or welfare benefit made available to the Company to similarly situated employees.”

8. Executive agrees that the preamble of Article II, Section 1 shall be stricken and Sections a. and b. of Article II, Section 1 shall apply through September 30, 2011.

9. The Executive Change-in-Control Agreement made effective as of September 15, 2008 shall be terminated as of September 30, 2010.

10. The parties hereto acknowledge and agree that this Second Amendment has been negotiated at arm’s-length between persons knowledgeable in the matters dealt with herein. Accordingly, any rules of law that would require interpretation of any ambiguities against the party who drafted this Second Amendment do not apply and are expressly waived.

11. The parties hereto agree to cooperate fully and execute any and all documents and to take all additional actions which may be necessary or appropriate to give full force and effect to the terms and intent of this Second Amendment.

12. The Agreement, as expressly amended by this Second Amendment, shall remain in full force and effect in accordance with its terms and continue to bind the parties. This Second Amendment supersedes and amends any other agreements between the Company and/or any subsidiary or division and Executive, and any policy applicable to the Executive. Any disputes under this Second Amendment shall be resolved as provided in the Agreement.

13. This Second Amendment shall be effective as of the date first set forth above.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Second Amendment as of the date first above written.

MUELLER WATER PRODUCTS, INC.

By:	/s/ Gregory E. Hyland
Gregory E. Hyland
Chairman, President and Chief Executive Officer

/s/ Raymond Torok
Raymond Torok

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